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                                                                    EXHIBIT 3.42

                          AMERIPATH PENNSYLVANIA, INC.

                                     BY-LAWS

                                     OFFICE

     1. The registered office of AmeriPath Pennsylvania, Inc., shall be located at St. Francis Medical Center, 45th Street, Pittsburgh, Pennsylvania 15201, and may be changed from time to time by resolution of the Board of Directors.

                             SHAREHOLDERS' MEETINGS

     2. The annual meeting of the shareholders shall be held on such day and at such time and place as may be designated by the Board of Directors, or, if not so designated, as shall be agreed to by the shareholders, or if not so designated or agreed to by the shareholders, on the 15th day of December of each year, if not a legal holiday, then on the next business day following, at 4 o'clock P.M., local time, at the registered office of the corporation.

     3. Special meetings of the shareholders shall be held at such place as may be designated by the Board of Directors, or, if not so designated, at the registered office of the corporation.

                                    DIRECTORS

     4. The property and business of the Corporation shall be managed by a Board of two (2) members, as shall be determined from time to time by the Shareholders of the Corporation.

     5. The term of office of each Director shall extend from the time of his election and qualification until the annual meeting of shareholders held next after his election, or until his death, resignation or removal or until his successor shall have been elected and qualified.

                               DIRECTORS MEETINGS

     6. The regular annual meeting of the Board of Directors shall be held immediately following and at the same place as the annual meeting of the shareholders, and no notice shall be necessary if a majority of the full Board shall be present, or the Board may meet at such time and place as shall be fixed by the consent in writing of all of the Directors.

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     7.   Other regular meetings of the Board of Directors may be held at such place and time as the Board of Directors may determine. Notice of such regular meetings of the Board shall not be required to be given, except that whenever the time or place of regular meetings shall be initially fixed or changed, notice of such action shall be mailed promptly to each Director.

     8. Special meetings of the Board of Directors may be called at any time by the Board itself, by vote at a meeting, or by any Directors, or by the President or Vice President, to be held at such time and at such place as the person or persons requesting the meeting shall direct.

     9. Notice of all special meetings of the Board of Directors shall be given to each Director by being mailed on at least the third (3rd) day prior to the date of the meeting.

                                    OFFICERS

     10. The officers of the corporation shall be chosen by the Board of Directors for such terms and compensation as the Board of Directors may determine and shall consist of a President, such Vice Presidents as may be determined by the Board of Directors, a Secretary, and a Treasurer. The Board of Directors may in the Board's discretion leave any of the foregoing offices unfilled to the extent permitted by law. Any two or more offices may be held by the same person. The Board of Directors may from time to time appoint such additional officers, agents employees and independent contractors as the Board shall deem advisable and prescribe then duties, conditions of employment and compensation. Subject to the power of the Board of Directors, the President may employ form time to time such other agents, employees an independent contractors as the President may deem advisable and prescribe their duties, conditions of employment and compensation.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

     11. The corporation shall indemnify every Director of officer, or former Director of officer, or any person who may have served, at the Board's request, as the Director or officers of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by such person in connection with the defense of any action, suit or proceeding in which such person is made a party by reason of being or having been a Director or officer, or a Director of officer of such other corporation, except in relation to matters as to which any such Director or officer or former Director or officer shall be adjudged, in such action, suit or proceeding, to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of shareholders or otherwise.

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                             SHARES OF CAPITAL STOCK

     12. The share certificates issued by the corporation shall be signed by the President or the Vice President and by the Secretary or Treasurer or the Assistant Secretary and sealed with the corporate seal of the corporation, and if a Registrar has been appointed by the Board, such certificates shall be countersigned by the Registrar.

     13. The transfer of shares shall be made on the books of the corporation only when authorized by the person named in the certificate and upon surrender of the certificate therefor.

     14. New certificates for shares of stock may be issued to replace certificates lost, stolen, destroyed or mutilated, upon such terms and conditions, including proof of loss or destruction and the giving of a satisfactory bond or indemnity, as the Board of Directors may determine.

     15. The corporation shall be entitled to treat the owner of record of any share or shares of stock as the owner in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly otherwise provided by the laws of Pennsylvania.

                                   FISCAL YEAR

     16. The fiscal year shall end on Aril 30 of each year, or on such other date as shall be fixed by resolution of the Board of Directors.

                                FINANCIAL REPORTS

     17. The Board of Directors shall have discretion to determine whether financial reports shall be sent to the shareholders, what such reports shall contain, and whether such reports shall be audited or accompanied by the report of an independent or certified public accountant.

                                   AMENDMENTS

     18. These Bylaws may be altered, amended and repealed, and new Bylaws may be adopted, by a majority vote of the members of the Board of Directors, subject always to the power of the shareholders to change such action.

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                          AMERIPATH PENNSYLVANIA, INC.

                             AMENDMENT TO THE BYLAWS

     The Board of Directors of AmeriPath Pennsylvania, Inc. (the "Corporation") adopted a resolution on November 29, 2001 that amended the Bylaws of the Corporation as follows:

     Paragraph 4 is deleted in its entirety and replaced with a new paragraph 4 to read as follows:

          "4. The property and business of the Corporation shall be managed by a Board of Directors. The number of directors of the Corporation shall not be fewer than one nor more than five, the exact number to be fixed by resolution of the shareholders or of the Board of Directors from time to time."